Exhibit 99(d)(37)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
J.P. MORGAN INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of May 1, 2011 to the Sub-Advisory Agreement dated as of March 22, 2011, as amended (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and J.P. Morgan Investment Management, Inc. (the “Sub-Adviser”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.         Schedule A. Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Agreement dated March 22, 2011, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of May 1, 2011.

TRANSAMERICA ASSET MANAGEMENT, INC.
By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer

J.P. MORGAN INVESTMENT MANAGEMENT INC.
By:	/s/ Sheryl E. James-Rosario
Name:	Sheryl E. James-Rosario
Title:	Vice President

SCHEDULE A

as of May 1, 2011

Portfolio	Sub-Adviser Compensation*	Effective Date
Transamerica Multi-Managed Balanced VP***	0.25% of average daily net assets**	March 22, 2011
Transamerica JPMorgan Tactical Allocation VP****	0.336% of the first $150 million; 0.306% in excess of $150 million and up to $500 million; 029% in excess of $500 million.	May 1, 2011

*	as a percentage of average daily net assets on an annual basis.
**

The average daily net assets for purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica Partners Balanced Portfolio (a series of Transamerica Partners Portfolios); Transamerica JPMorgan Enhanced Index VP; and the portion of the assets of Transamerica Multi-Managed Balanced VP (a series of Transamerica Series Trust) and Transamerica Multi-Managed Balanced (a series of Transamerica Funds), allocated to and sub-advised by J.P. Morgan Investment Management Inc.

***	With respect to such portion of the Portfolio’s assets as shall be allocated to J.P. Morgan Investment Management, Inc. by TAM from time to time.
****

If Transamerica JPMorgan Tactical Allocation VP invests in a mutual fund that is part of the JPMorgan family of mutual funds (a “JPM Fund”), J.P. Morgan Investment Management Inc. will waive its sub-advisory fee from Transamerica Asset Management, Inc. with respect to Transamerica JPMorgan Tactical Allocation VP to the extent of any advisory fee received by J.P. Morgan Investment Management Inc. from such JPM Fund attributable to the assets of Transamerica JPMorgan Tactical Allocation VP invested in such JPM Fund.